EXHIBIT 21.1
Significant Subsidiaries of Hollinger International Inc.

Name of Subsidiary	Jurisdiction of Incorporation

3016296 Nova Scotia Company	Nova Scotia

CST Member LLC	Delaware

CST/Wabash LLC	Delaware

401 LLC	Delaware

Alliance News Inc.	Delaware

American Publishing Company	Delaware

Chicago Group Acquisition Inc.	Delaware

Chicago Sun-Times, Inc.	Delaware

Creditscheme Limited	England

Deedtask Limited	England

Digital Chicago Inc.	Illinois

DT Holdings	England

Ecolog Environmental Risk Information Services Ltd.	Canada

First DT Holdings	England

Fox Valley Publications, Inc.	Delaware

Fundata Canada Inc.	Ontario

Great West Newspaper Group Ltd.	Canada

HC Holdings Company	Nova Scotia

HCN Publications Company	Nova Scotia

HGP, Partnership	New York

HIF Corp.	Nova Scotia

HIPI (2002) Inc.	Delaware

Hollinger Australian Holdings Limited (formerly Telegraph Australian Holdings Limited)	Delaware/England

Hollinger Canadian Newspapers (2003) Co.	Nova Scotia

Hollinger Canadian Newspapers G.P. Inc.	Ontario

Name of Subsidiary	Jurisdiction of Incorporation

Hollinger Canadian Newspapers, Limited Partnership	Ontario

Hollinger Canadian Publishing Holdings (2004), Limited Partnership	Ontario

Hollinger Canadian Publishing Holdings Co.	Nova Scotia

Hollinger (Challenger) Holdings Co.	Nova Scotia

Hollinger Digital LLC (formerly Hollinger Digital Inc.)	Delaware

Hollinger International Publishing Inc.	Delaware

Hollinger UK Holdings	England

HTH BenHoldco LLC (formerly HTH BenHoldco Inc.)	Delaware

HTH Holdings Inc.	Delaware

HTNM LLC	Delaware

KCN Capital News Company	Nova Scotia

LHAT Corporation	Delaware

Midwest Suburban Publishing, Inc.	Delaware

Oklahoma Airplane LLC	Delaware

Pioneer Newspapers Inc.	Delaware

Reach Chicago Inc.	Delaware

Second DT Holdings	England

TAHL (2002) Inc.	Delaware

The Post-Tribune Company	Delaware

The Red Streak Holdings Company	Illinois

Sun Telemarketing Inc.	Delaware

The Sun-Times Company	Delaware

XSTMBusCommUSA Inc.	Indiana

XSTMHoldings LLC	Delaware